CERTIFICATE OF SECRETARY




I, Deborah R. Gatzek, certify that I am Secretary of FRANKLIN VALUEMARK FUNDS (the "Fund")

As Secretary of the Fund, I further certify that the following resolution was adopted by a majority of the Trustees of the Fund present at a meeting held at 777 Mariners Island Boulevard, San Mateo, California, on January 12, 1999.

    RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Harmon E. Burns, Deborah R. Gatzek, Karen L. Skidmore, Larry L. Greene and Mark H. Plafker as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission, be executed by each Trustee and designated officer.

I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.




Dated: 1/15/99                              /s/ Deborah R. Gatzek
                                            Deborah R. Gatzek
                                            Secretary